Exhibit 10(t)-2

FIRST AMENDMENT TO FIVE-YEAR
LETTER OF CREDIT AND REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FIVE YEAR LETTER OF CREDIT AND REVOLVING CREDIT AGREEMENT (this “Amendment”) dated as of December 29, 2006 by and among PPL ENERGY SUPPLY, LLC (the “Borrower”), each of the Lenders party hereto from time to time (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Issuing Lender (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into that certain Five-Year Letter of Credit and Revolving Credit Agreement dated as of December 15, 2005 (as in effect immediately prior to the date hereof, the “Credit Agreement”, capitalized terms used and not defined herein shall have the meanings ascribed to them in the Credit Agreement);

WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

Section 1. Modifications to Credit Agreement. Subject to satisfaction of the conditions contained in Section 2, the parties hereto agree that the Credit Agreement is modified as follows:

(a) The Credit Agreement is amended by adding the definitions of “Fitch”, “Lower Mt. Bethel Lease Financing”, “OFAC”, “Rating Agency”, “Regulation X”, “Sanctioned Entity” and “Sanctioned Person” to Section 1.01 thereof in the appropriate alphabetical location:

“‘Fitch’ means Fitch, Inc. and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.”

“‘Lower Mt. Bethel Lease Financing’ means the existing lease financing associated with the Lower Mount Bethel project.”

“‘OFAC’ means the U.S. Department of the Treasury’s Office of Foreign Assets Control.”

“‘Rating Agency’ means any of S&P, Moody’s or Fitch, and “Rating Agencies” means any two or more of them collectively.”

“‘Regulation X’ means Regulation X of the Board of Governors of the Federal Reserve System, as amended, or any successor regulation.”

“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

(b) The definitions of “Borrower’s Rating”, “Consolidated Capitalization”, and “Consolidated Debt” in Section 1.01 shall each be deleted in their entirety and respectively replaced with the following:

“‘Borrower’s Rating’ means the senior unsecured long-term debt rating of the Borrower from S&P, Moody’s or Fitch.”

“‘Consolidated Capitalization’ shall mean the sum of, without duplication, (A) the Consolidated Debt of the Borrower, (B) the consolidated member’s equity (determined in accordance with GAAP) of the common, preference and preferred equityholders of the Borrower and minority interests recorded on the Borrower’s consolidated financial statements (excluding from member’s equity the balance of accumulated other comprehensive income/loss of the Borrower on any date of determination solely with respect to (i) the effect of all unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133 in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements for the future delivery of electricity or capacity and (ii) the effect of any pension and other post-retirement benefit liability adjustment recorded in accordance with GAAP), (C) up to an aggregate amount of $200,000,000 of Hybrid Preferred Securities and (D) up to an aggregate amount of $200,000,000 of Equity-Linked Securities, except that for purposes of calculating Consolidated Capitalization of the Borrower, Consolidated Debt of the Borrower shall exclude Non-Recourse Debt and Consolidated Capitalization of the Borrower shall exclude that portion of member’s equity attributable to assets securing Non-Recourse Debt.”

“‘Consolidated Debt’ means the consolidated Debt of the Borrower and its Consolidated Subsidiaries (determined in accordance with GAAP), except that for purposes of this definition (a) Consolidated Debt shall exclude Non-Recourse Debt of the Borrower and its Consolidated Subsidiaries, and (b) Consolidated Debt shall exclude (i) up to an aggregate amount of $200,000,000 of Hybrid Preferred Securities of the Borrower and its Consolidated Subsidiaries and (ii) up to an aggregate amount of $200,000,000 of Equity-Linked Securities of the Borrower and its Consolidated Subsidiaries.”

(c) The Credit Agreement is amended by deleting the definition of “Existing Synthetic Lease Financing” in Section 1.01 thereof.

(d) Section 2.03(c) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(c) Funding By the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (except in the case of a Base Rate Borrowing, in which case prior to the time of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05, in the case of the Borrower, and (ii) the Federal Funds Rate, in the case of such Lender. Any payment by the Borrower hereunder shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of a Borrowing available to the Administrative Agent. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.”

(e) Section 2.08(a)(ii) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(ii) If on any date the aggregate Revolving Outstandings exceed the aggregate amount of the Revolving Commitments (such excess, a “Revolving Outstandings Excess”), the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon) on such date, an aggregate principal amount of Loans equal to such Revolving Outstandings Excess. If, at a time when a Revolving Outstandings Excess exists, (x) no Revolving Loans are outstanding or (y) the Termination Date shall have occurred and, in either case, any Letter of Credit Liabilities remain outstanding, then in either case, the Borrower shall cash collateralize any Letter of Credit Liabilities by depositing into a cash collateral account established and maintained (including the investments made pursuant thereto) by the Administrative Agent pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent an amount in cash equal to the then outstanding Letter of Credit Liabilities. In determining Revolving Outstandings for purposes of this clause (ii), Letter of Credit Liabilities shall be reduced to the extent that they are cash collateralized as contemplated by this Section 2.08(a)(ii).”

(f) Section 3.01 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Section 3.01 Letters of Credit. The Issuing Lender agrees, on the terms and conditions set forth in this Agreement, to issue Letters of Credit from time to time before the fifth day prior to the Termination Date for the account, and upon the request, of the Borrower and in support of such obligations of the Borrower or any Affiliate of the Borrower (other than PPL Electric Utilities Corporation) that are reasonably acceptable to the Issuing Lender (each such letter of credit, a “Standby Letter of Credit” and, collectively, the “Standby Letters of Credit”); provided, that, immediately after each Letter of Credit is issued, (A) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and (B) the Revolving Outstandings shall not exceed the aggregate amount of the Revolving Commitments.”

(g) Section 3.04 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Section 3.04 Conditions to Issuance of Letters of Credit. The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions precedent that (i) such Letter of Credit shall be satisfactory in form and substance to the Issuing Lender, (ii) the Borrower and, if applicable, any such Affiliate of the Borrower, shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested and (iii) the Issuing Lender shall have confirmed on the date of (and after giving effect to) such issuance that (A) the aggregate amount of all Letter of Credit Liabilities will not exceed the Letter of Credit Commitment and (B) the aggregate Revolving Outstandings will not exceed the aggregate amount of the Revolving Commitments. Notwithstanding any other provision of this Section 3.04, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if: any order, judgment or decree of any governmental authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any requirement of law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it.”

(h) Section 4.02(d) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(c) the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Credit Event (except for the representations in Section 5.04(c), Section 5.06, Section 5.12 and Section 5.16, which shall be deemed only to relate to the matters referred to therein on and as of the Closing Date).”

(i) Section 5.04(a) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(a) Audited Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Administrative Agent and the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.”

(j) Section 5.04(b) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(b) Interim Financial Statements. The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2005 and the related unaudited consolidated statements of income and cash flows for the three months then ended fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end audit adjustments).”

(k) Section 5.11 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Section 5.11. Reserved.”

(l) Section 5.17 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Section 5.17. Reserved.”

(m) The following Section 5.19 shall be added to the end of Article V:

“Section 5.19 OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.”

(n) Section 6.07 shall be amended by deleting the existing clause (u) and replacing it with the following:

“(u) Liens in addition to those permitted by clauses (a) through (t) on the property or assets of a Special Purpose Subsidiary arising in connection with the Lower Mt. Bethel Lease Financing or the lease of such property or assets through one or more other lease financings;”

(o) Section 6.08 shall be amended by deleting the existing clause (iv) and replacing it with the following:

“(iv) the surviving or resulting person, as the case may be, has senior long-term debt ratings from at least two Rating Agencies that are at least equal to each Borrower’s Rating at the end of the fiscal quarter immediately preceding the effective date of such consolidation or merger. ”

(p) Section 6.09 shall be amended by deleting the existing clause (e) and replacing it with the following:

“(e) if, prior to any such Asset Sale, at least two Rating Agencies confirm the then-current Borrower’s Rating after giving effect to any such Asset Sale.”

(q) Section 6.12 shall be amended by deleting the existing clause (c) and replacing it with the following:

“(c) any Debt incurred in respect of the Lower Mt. Bethel Lease Financing;”

(r) Section 9.01 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Section 9.01 Notices. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages) or by telephone subsequently confirmed in writing; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II or Article III, as applicable, if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article in electronic format. Any notice shall have been duly given and shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified or registered mail, return receipt requested, or posting on an internet web page, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, or telecopy, (ii) on the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (iii) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers, in the case of the Borrower and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on signature pages hereto, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrower:

PPL Energy Supply, LLC
Two North Ninth Street (GENTW14)
Allentown, PA 18101-1179
Attention: Russell R. Clelland
Telephone: 610-774-5151
Facsimile: 610-774-5235

with a copy to:

Two North Ninth Street (GENTW3)
Allentown, PA 18101-1179
Attention: Thomas D. Salus, Esq.
Telephone: 610-774-7445
Facsimile: 610-774-6726

if to the Administrative Agent:

Wachovia Bank, National Association
One Wachovia Center
301 South College Street - NC0760
Charlotte, North Carolina 28288
Attention: Rick Price
Telephone: 704-374-4062
Facsimile: 704-383-6647

with a copy to:

Wachovia Bank, National Association
One Wachovia Center
301 South College Street, 6th Floor
Charlotte, North Carolina 28288
Attention: Michael J. Kolosowsky
Telephone: 704-383-8225
Facsimile: 704-383-0661

with a copy to:

Wachovia Bank, National Association:
201 South College Street NC0680
Charlotte, North Carolina 28288-0680
Attention: Agency Services/Doug Burnett
Facsimile: 704-383-3612

with a copy to:

Alston & Bird LLP
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280
Attention: Paul S. Donohue, Esq.
Telephone: 704-444-1039
Facsimile: 704-444-1739”

(s) Section 9.03(b) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(b) Indemnity in Respect of Loan Documents. The Borrower agrees to indemnify the Agents and each Lender, their respective Affiliates and the respective directors, officers, trustees, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever (including, without limitation, the reasonable fees and disbursements of counsel and any civil penalties or fines assessed by OFAC), which may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.”

(t) Section 9.12 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Section 9.12 Confidentiality. Each Lender agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to any Agent, (ii) to any other Person if reasonably incidental to the administration of the Loans and Letter of Credit Liabilities, (iii) upon the order of any court or administrative agency, (iv) to the extent requested by, or required to be disclosed to, any rating agency or regulatory agency or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) which had been publicly disclosed other than as a result of a disclosure by any Agent or any Lender prohibited by this Agreement, (vi) in connection with any litigation to which any Agent, any Lender or any of their respective Subsidiaries or Affiliates may be party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder, (viii) to such Lender’s or Agent’s Affiliates and their respective directors, officers, employees and agents including legal counsel and independent auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ix) with the consent of the Borrower, (x) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications and (xi) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower’s Obligations hereunder. Notwithstanding the foregoing, any Agent, any Lender or Alston & Bird LLP may circulate promotional materials and place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web, in each case, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or other release limited to describing the names of the Borrower or its Affiliates, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.”

(u) Schedule 5.12 to the Credit Agreement is hereby deleted and replaced with Schedule 5.12 attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:

(a) A counterpart of this Amendment duly executed by the Borrower and the Required Lenders;

(b) Evidence that all fees and expenses payable to the Administrative Agent in connection with this Amendment have been paid; and

(c) Such other documents, instruments and agreements as the Administrative Agent may reasonably request.

Section 3. Representations. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a) Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Credit Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Action or violate any Applicable Law relating to the Borrower; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Borrower. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 6. Expenses. The Borrower shall reimburse the Administrative Agent upon demand for all costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9. Effect; Ratification. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein. The Credit Agreement is hereby ratified and confirmed in all respects. It is the intention and understanding of the parties hereto that this Amendment shall act as an amendment to the Credit Agreement and shall not act as a novation of the indebtedness evidenced by the Credit Agreement.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11.  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and its respective successors and assigns. The successor and assigns of such entities shall include, without limitation, their respective receivers, trustees or debtors-in-possession.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Five-Year Letter of Credit and Revolving Credit Agreement to be executed as of the date first above written.

PPL ENERGY SUPPLY, LLC

By: _____________________________
Name: ___________________________
Title: ____________________________

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: _____________________________
Name: ___________________________
Title: ____________________________

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Issuing Lender

By: _____________________________
Name: ___________________________
Title: ____________________________

WACHOVIA BANK, NATIONAL ASSOCIATION,
 as a Lender

By: _____________________________
Name: ___________________________
Title: ____________________________

SCHEDULE 5.12

Restricted Subsidiaries

Restricted Subsidiary	Jurisdiction of Organization
PPL Generation , LLC	Delaware
PPL Montana Holdings, LLC	Delaware
PPL Montana, LLC	Delaware
PPL Martins Creek, LLC	Delaware
PPL Brunner Island, LLC	Delaware
PPL Montour, LLC	Delaware
PPL Susquehanna, LLC	Delaware
PPL Wallingford LLC	Connecticut
PPL Holtwood, LLC	Delaware
PPL Maine, LLC	Delaware
PPL EnergyPlus, LLC	Pennsylvania
PPL Investment Corporation	Delaware
PPL Shoreham Energy, LLC	Delaware
PPL Edgewood Energy, LLC	Delaware